Exhibit 99.1

FOR IMMEDIATE RELEASE

RailAmerica, Inc. Announces Completion of Cash Tender Offer, New Credit Facility, and Updated Revolving Credit Facility

JACKSONVILLE, FL, March 1, 2012 – RailAmerica, Inc. (NYSE: RA) today reported that it has closed on a new $585 million credit facility. The new seven-year term loan carries a rate of LIBOR plus 3%, with a 1% LIBOR floor, and was issued at a price of 99.5% of par value. The proceeds will be used to fund the Company’s previously announced cash tender offer to purchase up to $444 million principal amount of its existing 9.25% senior secured notes due 2017, pay for transaction expenses and for general corporate purposes. In addition to the new term loan, the Company will amend its existing revolving credit facility and increase its availability from $75 million to $100 million.

RailAmerica President and Chief Executive Officer John Giles said, “We are extremely pleased with the results of our refinancing. The success of the transaction validates the quality of RailAmerica’s assets and ability to generate substantial cash flow from a diverse portfolio of railroads. Our new term loan will allow us to achieve substantial savings in interest expense and marks another step in our continuing efforts to drive earnings growth. Based on the interest rate of our new term loan, together with our plans to redeem our remaining senior secured notes in June of this year, we expect the refinancing to result in an annual reduction in cash interest expense of approximately $24 million. In addition, the new financing and upsizing of our revolver will provide RailAmerica with ample liquidity to continue to actively execute our external growth initiatives.”

In connection with these transactions and the previously announced $74 million redemption of senior notes (completed January 5, 2012), the Company will incur charges of approximately $50.3 million after tax in the first quarter of 2012. See the table at the end of the press release for updated estimates of 2012 interest expense and transaction charges.

Morgan Stanley was the lead arranger on the term loan and along with Citigroup Global Markets, Deutsche Bank Securities Inc. and BMO Capital Markets acted as joint bookrunning manager. The lending group on the revolving credit facility includes Citibank, N.A., Morgan Stanley, BMO Harris Bank N.A. and Deutsche Bank. The tender offer was managed by Citigroup Global Markets.

RailAmerica, Inc. owns and operates short-line and regional freight railroads in North America, operating a portfolio of 43 individual railroads with approximately 7,400 miles of track in 27 U.S. states and three Canadian provinces.

Cautionary Note Regarding Forward-Looking Statements

Certain items in this press release and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “appears,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, goodwill assessment risks, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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INVESTOR CONTACT

Ira Berger

Vice President & Treasurer

Office: 904.538.6332

MEDIA CONTACT

Donia Crime

Office: 904.645.6200

Cell: 404.271.1437

Estimated Transaction Charges and Interest Expense

	2012
Pre Tax, ($ in millions)	Q1	Q2	Q3	Q4

Transaction charges, cash	$56.5	$2.2	—	—
Transaction charges, non-cash	25.9	3.4	—	—

Total transaction charges (1)	$82.4	$5.6	—	—

Interest	$10.7	$7.9	$6.6	$6.6
Swap amortization	1.6	1.4	1.3	1.1
Amortization of original issue discount	0.4	0.2	0.1	0.1
Amortization of deferred loan costs	0.6	0.6	0.5	0.5

Interest expense (2)	$13.3	$10.1	$8.5	$8.3

	2012
After Tax (3), ($ in millions)	Q1	Q2	Q3	Q4

Transaction charges, cash	$34.5	$1.4	—	—
Transaction charges, non-cash	15.8	2.0	—	—

Total transaction charges (1)	$50.3	$3.4	—	—

(1)	Transaction charges related to January 2012 notes redemption, March 2012 tender and refinancing, expected June 2012 $74 million notes redemption
(2)	Includes expected June 2012 redemption of $74 million of Senior Notes
(3)	Tax effected at 39%